Exhibit 1.01
Qnity Electronics, Inc.
Conflict Minerals Report
2025

This Conflict Minerals Report (this “Report”) for Qnity Electronics, Inc. (“Qnity” or the “Company”), is provided in accordance with Rule 13p-1 under the Securities Exchange Act of 1934 (the “Conflict Minerals Rule”) for the reporting period from January 1 to December 31, 2025. Prior to November 1, 2025, the Company was wholly owned by DuPont de Nemours, Inc. (“DuPont”). On November 1, 2025, Qnity was separated from DuPont into an independent publicly traded company. Unless otherwise indicated, the policies, actions, suppliers, and programs discussed refer to Qnity as a stand-alone business, and any data is provided on a Qnity basis. For the purposes of this Report, references to “the Company,” “we,” or “our” for the Reporting Period refer to Qnity as a stand-alone business, unless otherwise stated.

The term “Conflict Minerals,” as defined by the U.S. Securities and Exchange Commission (the “SEC”), broadly encompasses all gold, columbite-tantalite, cassiterite, and wolframite minerals, and these specific derivatives: tantalum, tin, tungsten, and gold, regardless of the country of origin of such minerals and regardless of whether or not the purchase of such minerals actually finances or benefits armed groups, in the Democratic Republic of the Congo or an adjoining country (collectively, the “Covered Countries”). “Armed group” and “adjoining country” have the meanings assigned to those terms by the SEC in Form SD.

Company and Responsible Sourcing Overview

Qnity is one of the largest global leaders in materials and solutions for the semiconductor and electronics industries. We empower our customers’ technology roadmaps to enable advancements in megatrends such as artificial intelligence, high-performance computing and advanced connectivity. We partner with leading semiconductor and advanced device manufacturers to address complex challenges and develop solutions that facilitate next-generation technological innovations.

We are organized into two operating segments:

Semiconductor Technologies: Our Semiconductor Technologies segment provides a portfolio of innovative materials and solutions utilized across multiple stages of the semiconductor manufacturing process. These advanced materials are qualified into customers’ roadmaps, designed to improve chip performance, enhance yield, and enable leading-edge node technology.

Interconnect Solutions: Our Interconnect Solutions segment offers a comprehensive range of best-in-class material solutions that address the evolving complexities of signal integrity, thermal and power management and advanced packaging. These solutions are integral for advanced electronics hardware, including complex printed circuit boards and advanced semiconductor packaging.

As a global purchaser and supplier of goods, Qnity is committed to preventing the use of Conflict Minerals that fund armed conflict in the Covered Countries and maintains a Statement on Responsible Sourcing of Minerals, which is available on our website at www.qnityelectronics.com.

Exhibit 1.01

Description of Covered Products

During our review process, we determined that for calendar year 2025, Conflict Minerals were necessary for the functionality or production of certain products (the “Covered Products”) that were manufactured or contracted to be manufactured by Qnity as outlined in the chart below.

Identified Covered Products	Conflict Mineral	Covered Country
Connectors; printed circuit boards; interconnect lead frame; interconnect wafers; passive components (e.g., capacitors, inductors); LED modules; photopolymer resists	Tin	Democratic Republic of Congo; Burundi; Rwanda; Uganda

Qnity was in the supply chain from Conflict Mineral smelters/refiners, and upstream from the products’ end-users, which include industrial users, converters and retailers who eventually sell final products to end-consumers. Because the Conflict Minerals that entered our supply chain may be many layers removed, it can be difficult to determine the country of origin. We worked directly with the respective raw material vendors to determine the sources and origins used in the manufacturing of our products.

We used a cross-functional team, and partnered with DuPont with respect to the period prior to November 1, 2025, to implement processes related to the responsible sourcing of Conflict Minerals, including the purchasing, legal, supply chain, and product stewardship functions. The due diligence and related implementation processes were designed to conform in all material respects to the Organisation for Economic Co-operation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, specifically as it relates to “downstream companies,” as defined in such guidance.

Due Diligence and Reasonable Country of Origin Inquiry Process and Results

At least annually we communicate information about our purchasing policy regarding Conflict Minerals, our expectations with regard to vendor sourcing of Conflict Minerals, and request vendors to provide a completed Conflict Minerals reporting template (the “CMRT”). The CMRT was created by the Responsible Minerals Initiative (“RMI”), founded by members of the Responsible Business Alliance and the Global e-Sustainability Initiative. The CMRT includes questions pertaining to the responsible sourcing of Conflict Minerals and requires each vendor, as applicable, to identify, among other things, all of the smelters/refiners used to supply any Conflict Minerals contained in materials or products supplied by such vendor.

We have established a data management and record retention program and maintain a “Master Supplier Database” to manage supplier contact information and to send an initial request, as well as follow up requests as needed, for information from suppliers as part of our reasonable country of origin inquiry (“RCOI”).

Exhibit 1.01
We conduct supply chain due diligence in accordance with the framework of the OECD, Second Edition, including the related supplements on gold, tin, tantalum and tungsten (the “OECD Guidance”), on the source and chain of custody of the Conflict Minerals contained in the Covered Products. The OECD Guidance provides a five-step framework for risk-based due diligence in the mineral supply chain. The five steps are (1) establish strong company management systems, (2) identify and assess risks in the supply chain, (3) design and implement a strategy to respond to identified risks, (4) carry out an independent third-party audit of the smelters’/refiners’ due diligence and (5) report on supply chain due diligence.

For each of the Covered Products, we conducted in good faith, RCOI regarding the Conflict Minerals that included:

1.	Mapping our supply chain,
2.
Contacting each supplier or vendor, (and where applicable contract manufacturers who independently procured raw materials) to determine if the minerals were sourced from any Covered Country, or were derived from scrap or recycled material, and

3.	Requesting written CMRT certifications from suppliers regarding the source for the 2025 Conflict Minerals.
The RCOI is reasonably designed to determine whether any of the Conflict Minerals contained in the Covered Products originated in the Covered Countries and whether the Conflict Minerals originated from recycled or scrap sources.

Following our RCOI, we determined that we had sourced products incorporating Conflict Minerals from 26 suppliers for production of certain Covered Products in 2025. We worked directly with these suppliers to obtain completed CMRTs.

Based on the supplier responses, we conducted additional due diligence regarding the source and supply chain for Conflict Minerals supplied by 13 of these suppliers and used in the production of the Covered Products identified in the table above.

Qnity does not have a direct relationship with the smelters and mines at issue since we do not directly purchase these minerals from smelters or mines. However, we engage in trade associations and other external groups which include major manufacturers in the semiconductor and electronics industries. Qnity leverages industry-wide initiatives to understand and evaluate upstream actors in the supply chain, including the RMI and the related CMRT. Our due diligence included reliance on work conducted by the RMI, specifically the Responsible Minerals Assurance Process (“RMAP”) which uses an independent third-party audit to identify smelters and refiners that have systems in place to assure sourcing of only conflict-free materials. A list of smelters and refiners that meet the RMAP audit standards is published on the RMI website. The RMAP audit standards are developed according to global standards including the OECD. We compared suppliers’ responses to the list of Conflict-Free Smelters maintained by the RMI and validated through the voluntary RMAP. All such smelters and refiners were validated as Conflict-Free Smelters.

Exhibit 1.01
Future Risk Mitigation Efforts

For risks identified as a part of the due diligence process, we have established an ongoing risk management and assessment program that includes:

•Contractually obligating suppliers to provide information regarding source and supply chain for Conflict Minerals as a part of new agreements and contract renewals;
•Educating direct suppliers to increase knowledge of reporting responsibilities and to improve the information contained in supplier survey responses; and
•Participating in relevant industry groups and trade associations to timely identify industry best practices regarding responsible sourcing of Conflict Minerals.

Due to the complexity of our supply chains, we do not have direct relationships with Conflict Minerals smelters and refiners and do not perform or direct audits of these entities within our supply chain. We support and leverage the audit work conducted by the RMI to comply with the OECD Guidance. The RMI has implemented RMAP and has been conducting mineral assessments and audits for several years. We also collaborate as needed with other industry associations as well as with our suppliers and customers to validate information obtained from several different sources.

Forward-Looking Statements

Statements in this Report may include forward-looking statements. Words such as "expect," "intend," "may," "could," "plan," "believe," "anticipate," and similar expressions generally identify these forward-looking statements. Forward-looking statements include, among other things, statements relating to our intended improvement efforts to mitigate risk. Forward-looking statements are based upon assumptions, expectations, plans and projections that we believe to be reasonable when made, but which may change over time. These statements are not guarantees of future performance and inherently involve a wide range of risks and uncertainties that are difficult to predict. Additional information concerning risks and uncertainties can be found in Qnity's filings with the SEC, including under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, and in Qnity’s future filings with the SEC. Any forward-looking statement speaks only as of the date on which it is made. Qnity does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.